Exhibit 99.4

ASAT HOLDINGS LIMITED

UNITS CONSISTING OF ONE SERIES A REDEEMABLE

CONVERTIBLE PREFERRED SHARE AND ONE WARRANT

TO PURCHASE 50 ORDINARY SHARES

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF

ORDINARY SHARES OF ASAT HOLDINGS LIMITED AS OF [                    ], 2006

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by ASAT Holdings Limited, an exempted company with limited liability formed under the Companies Law of the Cayman Islands (the “Company”), of subscription rights to all holders of record of shares of its ordinary shares at the close of business on [                    ], 2006, the record date, to subscribe for and purchase units (each, a “Unit”) consisting of one Series A Redeemable Convertible Preferred Share of the Company and one warrant to purchase 50 ordinary shares of the Company at an exercise price of $0.01 per share. The subscription rights are described in detail in the enclosed prospectus dated [                    ], 2006. You should carefully review the prospectus as it contains the terms of the Rights Offering.

In connection with the Rights Offering, holders of the Company’s ordinary shares as of the record date have been granted subscription rights. Each subscription right entitles the holder to subscribe for and purchase one Unit at a subscription price of $50.00. Holders of the Company’s ordinary shares as of the record date have been granted approximately one subscription right for every 1,850 ordinary shares of the Company they held on the record date. Fractional subscription rights will not be issued.

If you held ordinary shares of the Company in the form of our American Depository Shares (“ADSs”), as each ADS represents 5 ordinary shares, you will effectively be able to purchase one Unit for every 370 ADSs that you held on the record date.

The subscription rights are evidenced by Subscription Rights Certificates. The Subscription Rights Certificates and underlying subscription rights are transferable to specified transferees. The subscription rights expire, if not exercised, at 5:00 p.m., New York, New York time, on [                    ], 2006 (the “Expiration Time”), unless we extend the subscription rights in our sole discretion. We also may withdraw or amend the subscription rights or Rights Offering at any time prior to the Expiration Time. Exercises of subscription rights are not revocable.

We are asking persons who hold ordinary shares or ADSs beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates for the Company’s ordinary shares or ADSs directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

In addition to the prospectus, you will find enclosed (i) a Subscription Rights Certificate; (ii) Instructions for Use of ASAT Holdings Limited Subscription Rights Certificates; (iii) a form letter that may be sent to your clients for whose account you hold ordinary shares or ADSs registered in your name or the name of your nominee, with an attached Beneficial Owner Election Form; (iv) Nominee Holder Certification; and (v) a return envelope addressed to U.S. Bank National Association, the Subscription Agent.

As more fully set forth in the attached materials, to exercise the subscription rights, you must properly complete and sign the Subscription Rights Certificate and forward it to the Subscription Agent, with payment of the subscription price in full for each Unit subscribed for pursuant to the subscription rights. The Subscription Agent must receive the Subscription Rights Certificate with payment of the full subscription price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on [                    ], 2006. RIGHTS NOT PROPERLY EXERCISED PRIOR TO THIS TIME WILL EXPIRE. A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS.

Additional copies of the enclosed materials may be obtained from U.S. Bank National Association, which is acting as our Subscription Agent, by calling (651) 495-3512.

ASAT HOLDINGS LIMITED

Robert J. Gange

Chief Executive Officer

YOU ARE NOT AGENT OF ASAT HOLDINGS LIMITED, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, AND ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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